Exhibit 99.1
News Release
	Contacts:	Carl A. Luna, SVP and CFO Copano Energy, L.L.C. 713-621-9547 Jack Lascar/jlascar@dennardlascar.com Anne Pearson/apearson@dennardlascar.com Dennard-Lascar Associates/ 713-529-6600

FOR IMMEDIATE RELEASE

Copano Energy Reports Fourth Quarter and Full Year 2012 Results – Updates 2013 Guidance

HOUSTON, February 28, 2013 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced its financial results for the three months and year ended December 31, 2012  and its updated 2013 guidance .

Fourth Quarter 2012 Highlights:
•	Total distributable cash flow of $46.2 million, a 9% increase from the fourth quarter of 2011
•	Total segment gross margin of $74.3 million, a 20% increase from the prior year period
•	Adjusted EBITDA of $60.9 million, a 6% increase from the prior year period
•	Volumes gathered from the Eagle Ford Shale play averaged 644,000 MMBtu/d, a 104% increase from the prior year period
•	Texas segment natural gas liquids (NGL) production of over 56,000 Bbls/d, a 67% increase from the prior year period
2013 Guidance Update:
•	Adjusted EBITDA and Total Distributable Cash Flow unchanged from previous guidance
•	Common unit distribution to remain at $0.575 per quarter due to merger agreement with Kinder Morgan Energy Partners (KMP)
•
Expansion capital expenditures to increase to $400 to $450 million compared to previous guidance of $250 to $300 million primarily due to addition of the DK pipeline loop, a 65-mile, $100 million project to loop the DK pipeline from DeWitt County to Copano's Houston Central complex, as well as other new capital projects in Texas and Oklahoma

“Our fourth quarter results demonstrate the momentum of our operations and success of our Eagle Ford strategy, and provided an excellent finish to an exciting and eventful 2012,” said R. Bruce Northcutt, Copano’s President and Chief Executive Officer.  “Our recently announced transaction with Kinder Morgan Energy Partners positions Copano to continue executing on our strategy as part of a larger, more diversified company.  We look forward to completing the transaction and moving ahead as part of KMP, which we expect to occur in the third quarter of 2013,” Northcutt added.

Fourth Quarter Financial Results
Total distributable cash flow was $46.2 million, a 9% increase from the fourth quarter of 2011, and a 19% decrease from the third quarter of 2012.  The decrease from the third quarter of 2012 was primarily due to the one-time gain on the sale of the Lake Charles processing plant in the third quarter.  The increase from the prior-year period was primarily due to increased throughput from the Eagle Ford Shale.  These benefits were partially offset by lower NGL prices and higher operating expenses.  Fourth-quarter 2012 total distributable cash flow represents 100% coverage of the fourth-quarter distribution of $0.575 per unit, based on common units outstanding on the distribution record date.
Revenue for the fourth quarter of 2012 increased 12% from the fourth quarter of 2011 to $396.8 million, and increased 8% from the third quarter of 2012.  Total segment gross margin increased 20% from the fourth quarter of 2011 to $74.3 million, and decreased 1% compared to the third quarter of 2012.  Adjusted EBITDA increased 6% from the fourth quarter of 2011 to $60.9 million, and decreased 17% from the third quarter of 2012.  The decrease in Adjusted EBITDA from the third quarter of 2012 was primarily a result of the one-time gain on the sale of the Lake Charles processing plant in the third quarter.  Net loss to common units was $50.7 million for the fourth quarter of 2012 compared to a net loss of $1.2 million for the fourth quarter of 2011.    The net loss in the fourth quarter of 2012 includes a $66.3 million non-cash impairment charge related to Copano's investments in Bighorn Gas Gathering and Fort Union Gas Gathering.
Corporate and other activities, which include Copano’s commodity risk management efforts, resulted in a loss of $1.2 million for the fourth quarter of 2012, consisting of $5.7 million in non-cash amortization expense and $1.5 million of unrealized losses on commodity derivative instruments, offset by $6.0 million of net cash settlements received.  Corporate and other activities for the fourth quarter of 2011 resulted in a $12.5 million loss consisting of $7.5 million of non-cash amortization expense, $2.9 million of net cash settlements paid and $2.1 million of unrealized mark-to-market losses on commodity derivative instruments.  Corporate and other activities for the third quarter of 2012 resulted in a $3.7 million loss consisting of $5.9 million of non-cash amortization expense and $2.6 million of unrealized losses on commodity derivative instruments, offset by $4.8 million of net cash settlements received.
Total distributable cash flow, total segment gross margin, adjusted EBITDA and segment gross margin are non-GAAP financial measures, which are reconciled to their most directly comparable GAAP measures at the end of this news release.  Please read “Use of Non-GAAP Financial Measures” beginning on page 7 of this news release.

Current Expansion Projects Update
•
Copano’s first 400 MMcf/d cryogenic expansion at its Houston Central complex is mechanically complete, and final preparations are underway for a projected in-service date late in the first quarter of 2013.  Additionally, Formosa’s fractionation expansion at its Point Comfort facility is underway and is expected to be in service in the second quarter of 2013.  Copano will have 37,500 Bbls/d of fractionation capacity at Formosa’s facility when the expansion is complete.

•
An EPA permit application has been submitted and the public review and comment period recently ended for the second 400 MMcf/d cryogenic expansion at Houston Central.  The 2014 cryogenic expansion is supported by long-term, fee-based capacity commitments with major producers.  When the second cryogenic expansion is complete, Copano will have a total of 1 Bcf/d of highly efficient cryogenic processing capacity at its Houston Central complex.

•	Construction on the 65-mile southwest extension of Copano’s wholly-owned DK pipeline into McMullen County, Texas is nearing completion, and is expected to begin service in the first quarter of 2013.
•
Copano has approved a project to loop approximately 65 miles of its DK pipeline from DeWitt County to the Houston Central complex, along the same path as the existing DK pipeline.  The project is expected to begin service in the fourth quarter of 2013 and is projected to cost approximately $100 million. The addition of the loop line creates a fuel reduction by reallocation of compression and provides increased pipeline capacity to serve the processing plant expansions at Houston Central.  The project is supported by long-term, fee-based capacity commitments.

•
Copano, along with its joint venture partner, Magellan Midstream Partners, continues to make progress on the Double Eagle pipeline.  The Three Rivers Terminal and the mainline between Three Rivers and the Magellan Terminal in Corpus Christi will be placed in service in March 2013.  The eastern leg of the pipeline from Three Rivers to Karnes County is expected to be complete in March 2013 and the western leg from Three Rivers to Gardendale is scheduled to be complete by the third quarter of 2013.

•
In Oklahoma, Copano has completed construction of a pipeline connecting Copano’s Osage and Stroud systems in order to deliver rich Mississippi Lime gas gathered on the Osage system to the Paden processing plant, providing processing and nitrogen rejection services to producers in the Mississippi Lime.

•	In the Woodbine Shale play in Texas, Copano has leased and is installing a 10 MMcf/d refrigeration unit, which is expected to begin processing gas early in the second quarter of 2013.

Fourth Quarter Operating Results by Segment

Texas
Segment gross margin for Texas increased 12% from the fourth quarter of 2011 to $54.6 million.  The increase from the prior year period was primarily a result of volume growth from the Eagle Ford Shale, partially offset by a decline in leaner gas volumes at the Houston Central complex, which were displaced to accommodate richer Eagle Ford Gathering fee-based gas volumes.
During the fourth quarter of 2012, Texas segment service throughput volumes averaged 814,684 MMBtu/d of natural gas and were relatively unchanged when compared to the fourth quarter of 2011.  The Texas segment gathered an average of 518,355 MMBtu/d of natural gas, also were relatively unchanged when compared to the fourth quarter of 2011.  Volumes processed at Copano’s plants and third-party plants in Texas averaged 755,395 MMBtu/d during the fourth quarter of 2012, an increase of 5% over the fourth quarter of 2011, primarily due to higher volumes processed at the Houston Central complex, partially offset by the volume impact of the sale of the Lake Charles plant in the third quarter of 2012.  Fourth-quarter NGL production averaged 56,434 Bbls/d at Copano-owned plants and third-party plants, an increase of 67% from the fourth quarter of 2011, reflecting a substantial increase in the NGL content of volumes and higher recovery rates at the Houston Central complex, and increased volumes at the Saint Jo plant in the north Barnett Shale Combo play in north Texas.
Eagle Ford Gathering, Copano’s unconsolidated joint venture with Kinder Morgan, provided gathering services for an average of 406,425 MMBtu/d during the fourth quarter of 2012.  Texas segment gross margin results do not include the financial results and volumes associated with Copano’s interest in Eagle Ford Gathering, which is accounted for under the equity method of accounting and shown in Copano’s financial statements under “Equity in loss (earnings) from unconsolidated affiliates.” For the fourth quarter of 2012, equity earnings and distributions from Eagle Ford Gathering totaled $13.8 million and $8.3 million, respectively.

Oklahoma
Segment gross margin for Oklahoma was $21.2 million for the fourth quarter of 2012, a decrease of 17% compared to the fourth quarter of last year.  The year-over-year decrease was due primarily to lower NGL and natural gas prices, which resulted in a 16% decrease in realized margins on service throughput compared to the fourth quarter of 2011.
The Oklahoma segment gathered an average of 303,645 MMBtu/d of natural gas, a decrease of 1% compared to the fourth quarter of 2011, due primarily to lower lean gas volumes from the Woodford Shale.  Volumes processed at wholly owned and third-party plants in Oklahoma increased 2% compared to the fourth quarter of 2011, averaging 162,057 MMBtu/d.  Fourth-quarter NGL production at wholly owned and third-party plants averaged 16,390 Bbls/d, a decrease of 6% from the fourth quarter of 2011 primarily due to some of Copano's plants operating in ethane rejection during the fourth quarter of 2012.

Rocky Mountains
Segment gross margin for the Rocky Mountains segment was a loss of $0.2 million in the fourth quarter of 2012 compared to a gain of $0.4 million for the fourth quarter of 2011.   Rocky Mountains segment gross margin results do not include the financial results and volumes associated with Copano’s interest in Bighorn and Fort Union, which are accounted for under the equity method of accounting and shown in Copano’s financial statements under “Equity in loss (earnings) from unconsolidated affiliates.”Average pipeline throughput for Bighorn and Fort Union on a combined basis increased 7% to 675,662 MMBtu/d in the fourth quarter of 2012 as compared to 630,843 MMBtu/d in the fourth quarter of 2011.  The volume increase is due primarily to producers increasing volumes on Fort Union to access downstream markets; however, because Fort Union has firm volume commitments from these producers, the increase did not have a material impact on Copano’s equity earnings or distributions.  For the fourth quarter of 2012, combined equity losses for Bighorn and Fort Union totaled $61.2 million, which included a $66.3 million non-cash impairment charge, compared to equity earnings of $3.7 million for the same period in 2011. The fourth quarter of 2012 non-cash impairment charge was primarily the result of a decline in forecasted future volumes after a major producer in the region disclosed that some of their current and future production was being abandoned.  Combined distributions from Bighorn and Fort Union totaled $4.4 million in the fourth quarter of 2012 compared to $5.8 million in the fourth quarter of the previous year.

Year End Financial Results
Revenue for 2012 increased 5% to $1.4 billion compared to $1.3 billion in 2011.  Operating segment gross margin increased 1% to $293.7 million in 2012 compared to $292.2 million for 2011.  Total segment gross margin increased 14% to $287.1 million for 2012 compared to $252.6 million for 2011.  Adjusted EBITDA for 2012 was $242.6 million compared to $211.3 million for 2011.  Net loss was $139.0 million for 2012 compared to a net loss of $156.3 million for 2011.    Net loss for 2012 includes a $215.0 million non-cash impairment charge relating to Copano’s Rocky Mountains assets.  Net loss for 2011 includes a loss on the refinancing of unsecured debt of $18.2 million, a $170.0 million non-cash impairment charge relating to Copano’s Rocky Mountains assets and a $3.4 million non-cash impairment charge relating to assets in south Texas.
Net loss to common units for 2012 after deducting $36.1 million of in-kind preferred unit distributions totaled $175.1 million, or $2.39 per unit on a diluted basis, compared to a net loss to common units for 2011 of $189.0 million, or $2.86 per unit on a diluted basis, for 2011.  Weighted average diluted units outstanding totaled 73.2 million for 2012 as compared to 66.2 million for 2011.

Cash Distributions
On January 10, 2013, Copano announced its fourth quarter 2012 cash distribution of $0.575 per unit, or $2.30 per unit on an annualized basis, which was paid on February 14, 2013 to common unitholders of record at the close of business on January 31, 2013.  This distribution is unchanged from the third quarter of 2012.

Updates to 2013 Guidance
    Copano announced today the following updates to its forecast for certain financial items for 2013:

($ in millions)	Calendar 2013
	Original	Revised
Adjusted EBITDA	$300 to $330	No Change
Total distributable cash flow	$220 to $240	No Change
Common unit distribution growth rate target (1)	7% to 9%	0% (2)
Quarterly common unit distribution coverage target	100% to 115%	110% to 120% (2)
Fee-based margin (3)	55% to 60%	60% to 65%
Capital expenditures:
Expansion	$250 to $300	$400 to $450 (4)
Maintenance	$13 to $18	$18 to $23
___________________________
(1)   Based on annualized fourth quarter 2013 declared distribution
(2)   Assumes consummation of Copano’s merger with Kinder Morgan in 2013; pursuant to the merger agreement, Copano is restricted from increasing its quarterly distribution above $0.575 per unit
(3)   Represents fee-based component of Copano's total segment gross margin and its share of gross margin from unconsolidated affiliates
(4)   Increase primarily due to addition of the $100 million DK pipeline loop project as well as other new capital projects in Texas and Oklahoma

Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include non-generally accepted accounting principles, or non-GAAP, financial measures of total distributable cash flow, total segment gross margin, adjusted EBITDA and segment gross margin.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income (loss), operating income (loss), cash flows from operating activities or any other GAAP measure of liquidity or financial performance.  Copano’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies, who may not calculate their measures in the same manner.
Copano’s management team uses non-GAAP financial measures to evaluate its core profitability and to assess the financial performance of its assets.  Subject to the limitations expressed above, Copano believes that investors and other market participants benefit from access to the various financial measures that its management uses in evaluating its performance because it allows them to independently evaluate Copano’s performance with the same information used by management.
Copano Energy, L.L.C. is a midstream natural gas company with operations in Texas, Oklahoma and Wyoming.  For more information, please visit http://www.copano.com.

____________________________________________________________________________________________________________________________________________________________________________________________________________
This news release includes “forward-looking statements,” as defined by the Securities and Exchange Commission.  Statements that address activities or events that Copano believes will or may occur in the future are forward-looking statements.  These statements include, but are not limited to, statements about future producer activity and Copano’s total distributable cash flow and distribution coverage.  These statements are based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors management believes are reasonable.  Important factors that could cause actual results to differ materially from those in forward-looking statements include the following risks and uncertainties, many of which are beyond Copano’s control: the volatility of prices and market demand for natural gas, crude oil, condensate and NGLs, and for products derived from these commodities; Copano’s ability to continue to connect new sources of natural gas, crude oil and condensate, and the NGL content of new gas supplies; the ability of key producers to continue to drill and successfully complete and connect new natural gas and condensate volumes and such producers’ performance under their contracts with Copano; Copano’s ability to attract and retain key customers and contract with new customers, and such customers’ performance under their contracts with Copano; Copano’s ability to access or construct new pipeline capacity, gas processing and NGL fractionation and transportation capacity; the availability of local, intrastate and interstate transportation systems, trucks and other facilities and services for condensate, natural gas and NGLs; Copano’s ability (and the ability of its third-party service providers) to meet in-service dates, cost expectations and operating performance standards for construction projects; Copano’s ability to successfully integrate any acquired asset or operations; Copano’s ability to access its revolving credit facility and to obtain additional financing on acceptable terms; the effectiveness of Copano’s hedging program; general economic conditions; force majeure events such as the loss of a market or facility downtime; the effects of government regulations and policies; Copano’s ability to complete the proposed merger with Kinder Morgan; and other financial, operational and legal risks and uncertainties detailed from time to time in Copano’s quarterly and annual reports filed with the Securities and Exchange Commission.  Copano does not undertake to update any forward-looking statement except as provided by law.

–financial statements follow –

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In thousands, except per unit information)
Revenue:
Natural gas sales	$106,521	$104,188	$360,340	$452,726
Natural gas liquids sales	225,485	201,934	814,916	723,063
Transportation, compression and processing fees	59,876	38,925	192,270	121,631
Condensate and other	4,914	10,504	50,194	47,803
Total revenue	396,796	355,551	1,417,720	1,345,223

Costs and expenses:
Cost of natural gas and natural gas liquids(1)	316,046	288,437	1,105,415	1,068,423
Transportation (1)	6,414	5,023	25,199	24,225
Operations and maintenance	21,772	18,373	77,943	65,326
Depreciation and amortization	19,695	18,013	77,104	69,156
Impairment	742	3,409	29,486	8,409
General and administrative	11,709	14,150	50,648	48,680
Taxes other than income	1,933	1,101	7,392	5,130
Equity in loss (earnings) from unconsolidated affiliates	47,355	(13,257)	137,088	145,324
Gain on sale of operating assets	(225)	-	(9,941)	-
Total costs and expenses	425,441	335,249	1,500,334	1,434,673

Operating (loss) income	(28,645)	20,302	(82,614)	(89,450)
Other income (expense):
Interest and other income	16	29	586	60
Loss on refinancing of unsecured debt	-	-	-	(18,233)
Interest and other financing costs	(12,441)	(12,737)	(55,264)	(47,187)
(Loss) income before income taxes	(41,070)	7,594	(137,292)	(154,810)
Provision for income taxes	(272)	(341)	(1,678)	(1,502)
Net (loss) income	(41,342)	7,253	(138,970)	(156,312)
Preferred unit distributions	(9,366)	(8,486)	(36,117)	(32,721)
Net loss to common units	$(50,708)	$(1,233)	$(175,087)	$(189,033)

Basic and diluted net loss to common units	$(0.66)	$(0.02)	$(2.39)	$(2.86)
Weighted average number of common units - basic and diluted	77,210	66,303	73,225	66,169

_________
(1) Exclusive of operations and maintenance and depreciation, amortization and impairment shown separately below.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011
Cash Flows From Operating Activities:	(In thousands)
Net loss	$(138,970)	$(156,312)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	77,104	69,156
Impairment	29,486	8,409
Amortization of debt issue costs	3,999	3,764
Equity in loss from unconsolidated affiliates	137,088	145,324
Distributions from unconsolidated affiliates	43,031	31,623
Gain on sale of operating assets	(9,941)	-
Loss on refinancing of unsecured debt	-	18,233
Non-cash gain on risk management activities, net	(2,996)	(3,523)
Equity-based compensation	8,195	11,558
Deferred tax provision	295	317
Other non-cash items, net	4,870	162
Changes in assets and liabilities:
Accounts receivable	(6,725)	(19,475)
Prepayments and other current assets	(441)	245
Risk management activities	10,627	18,343
Accounts payable	(6,999)	29,812
Other current liabilities	202	(6,404)
Net cash provided by operating activities	148,825	151,232

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(322,251)	(218,929)
Additions to intangible assets	(10,389)	(20,698)
Acquisitions	-	(16,084)
Investments in unconsolidated affiliates	(72,313)	(121,967)
Distributions from unconsolidated affiliates	4,443	3,848
Escrow cash	-	8
Proceeds from sale of assets	24,124	260
Other, net	2,492	(2,752)
Net cash used in investing activities	(373,894)	(376,314)

Cash Flows From Financing Activities:
Proceeds from long-term debt	530,375	825,000
Repayment of long-term debt	(523,000)	(422,665)
Retirement of unsecured debt	-	(14,572)
Deferred financing costs	(3,540)	(15,783)
Distributions to unitholders	(171,586)	(153,062)
Proceeds from public offering of common units, net of underwriting
discounts and commissions	405,355	-
Equity offering costs	(15,910)	(5)
Proceeds from option exercises	1,331	3,201
Net cash provided by financing activities	223,025	222,114
Net decrease in cash and cash equivalents	(2,044)	(2,968)
Cash and cash equivalents, beginning of year	56,962	59,930
Cash and cash equivalents, end of year	$54,918	$56,962

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011

	(In thousands, except unit information)
ASSETS
Current assets:
Cash and cash equivalents	$54,918	$56,962
Accounts receivable, net	126,909	119,193
Risk management assets	16,183	4,322
Prepayments and other current assets	5,555	5,114
Total current assets	203,565	185,591

Property, plant and equipment, net	1,372,509	1,103,699
Intangible assets, net	162,071	192,425
Investments in unconsolidated affiliates	431,447	544,687
Escrow cash	1,848	1,848
Risk management assets	1,881	6,452
Other assets, net	26,843	29,895
Total assets	$2,200,164	$2,064,597

LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
Accounts payable	$162,147	$155,921
Accrued capital expenditures	11,306	7,033
Accrued interest	11,089	8,686
Accrued tax liability	1,551	1,182
Risk management liabilities	-	3,565
Other current liabilities	20,034	15,007
Total current liabilities	206,127	191,394

Long term debt (includes $3,124 and $0 bond premium as of December 31,
2012 and 2011, respectively)	1,001,649	994,525
Deferred tax liability	2,494	2,199
Risk management and other noncurrent liabilities	9,618	4,581

Commitments and contingencies
Members’ capital:
Series A convertible preferred units, no par value, 12,897,029 units and 11,684,074 units
issued and outstanding as of December 31, 2012 and 2011, respectively	285,168	285,168
Common units, no par value, 78,966,408 units and 66,341,458 units issued and
outstanding as of December 31, 2012 and 2011, respectively	1,555,468	1,164,853
Paid in capital	72,916	62,277
Accumulated deficit	(935,482)	(624,121)
Accumulated other comprehensive income (loss)	2,206	(16,279)
	980,276	871,898
Total liabilities and members’ capital	$2,200,164	$2,064,597

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	($ in thousands)
Total segment gross margin(1)	$74,336	$62,091	$287,106	$252,575
Operations and maintenance expenses	21,772	18,373	77,943	65,326
Depreciation and amortization	19,695	18,013	77,104	69,156
Impairment	742	3,409	29,486	8,409
General and administrative expenses	11,709	14,150	50,648	48,680
Taxes other than income	1,933	1,101	7,392	5,130
Equity in loss (earnings) from unconsolidated affiliates(2)(3)	47,355	(13,257)	137,088	145,324
Gain on sale of operating assets	(225)	-	(9,941)	-
Operating (loss) income(2)(3)	(28,645)	20,302	(82,614)	(89,450)
Loss on refinancing of unsecured debt	-	-	-	(18,233)
Interest and other financing costs, net	(12,425)	(12,708)	(54,678)	(47,127)
Provision for income taxes	(272)	(341)	(1,678)	(1,502)
Net (loss) income	(41,342)	7,253	(138,970)	(156,312)
Preferred unit distributions	(9,366)	(8,486)	(36,117)	(32,721)
Net loss to common units	$(50,709)	$(1,233)	$(175,087)	$(189,033)

Total segment gross margin:
Texas	$54,646	$48,752	$204,324	$184,437
Oklahoma	21,150	25,457	88,468	$105,080
Rocky Mountains(4)	(237)	396	932	$2,641
Segment gross margin	75,559	74,605	293,724	292,158
Corporate and other(5)	(1,223)	(12,514)	(6,618)	$(39,583)
Total segment gross margin(1)	$74,336	$62,091	$287,106	$252,575

Segment gross margin per unit:
Texas:
Service throughput ($/MMBtu)	$0.73	$0.65	$0.62	$0.70
Oklahoma:
Service throughput ($/MMBtu)	$0.76	$0.90	$0.77	$1.00

Volumes:
Texas: (6)
Service throughput (MMBtu/d)(7)(8)	814,684	818,343	895,212	726,944
Pipeline throughput (MMBtu/d)	518,355	517,439	552,078	456,686
Plant inlet volumes (MMBtu/d)(8)	755,395	718,696	811,813	639,194
NGLs produced (Bbls/d)(8)	56,434	33,770	48,802	28,736
Oklahoma:(9)
Service throughput (MMBtu/d)(7)(8)	303,645	307,346	315,029	287,408
Plant inlet volumes (MMBtu/d)(8)	162,057	159,344	158,754	155,675
NGLs produced (Bbls/d)	16,390	17,471	16,644	17,498

Capital Expenditures:
Maintenance capital expenditures	$2,869	$2,379	$10,853	$13,490
Expansion capital expenditures	88,693	56,227	348,487	259,803
Total capital expenditures	$91,562	$58,606	$359,340	$273,293

Operations and maintenance expenses:
Texas	$13,911	$11,284	$47,352	$38,099
Oklahoma	7,742	7,039	30,334	26,982
Rocky Mountains	119	50	257	245
Total operations and maintenance expenses	$21,772	$18,373	$77,943	$65,326

(1)
Total segment gross margin is a non-GAAP financial measure.  Please read Unaudited Non-GAAP Financial Measures” for a reconciliation of total segment gross margin to its most directly comparable GAAP measure of operating income.

(2)
During the three months ended March 31, 2012 and December 31, 2012, Copano recorded a $120 million and $66.3 million non-cash impairment charge, respectively, relating to its investments in Bighorn and Fort Union.

(3)	The following table summarizes the results and volumes associated with Copano’s unconsolidated affiliates ($ in thousands):

		Three Months Ended December 31,
		2012		2011
		Volume	Equity (Earnings)/Loss	Volume	Equity (Earnings)/Loss
Eagle Ford Gathering			$(13,837)		$(9,240)
Pipeline throughput	(MMBtu/d)	406,425		145,551
NGLs produced(a)	(Bbls/d)	17,450		6,735
Liberty Pipeline Group	(Bbls/d)	27,558	131	4,946	211
Webb Duval(b)	(MMBtu/d)	48,437	15	61,411	(111)
Southern Dome			(411)		(393)
Plant inlet	(MMBtu/d)	12,095		10,287
NGLs produced	(Bbls/d)	417		358
Bighorn and Fort Union(c)	(MMBtu/d)	675,662	61,186	630,843	(3,710)

		Year Ended December 31,
		2012		2011
		Volume	Equity (Earnings)/Loss	Volume	Equity (Earnings)/Loss
Eagle Ford Gathering			$(34,919)		$(11,218)
Pipeline throughput(d)	(MMBtu/d)	296,965		46,456
NGLs produced	(Bbls/d)	12,528		1,698
Liberty Pipeline Group(e)	(Bbls/d)	22,029	442	1,876	270
Webb Duval(b)	(MMBtu/d)	56,732	(240)	51,907	146
Southern Dome			(1,104)		(2,415)
Plant inlet	(MMBtu/d)	9,961		11,292
NGLs produced	(Bbls/d)	351		403
Bighorn and Fort Union(c)	(MMBtu/d)	726,026	172,926	604,261	158,592

(a)  Net of NGLs produced at Copano’s Houston Central complex.
(b)  Net of intercompany volumes.
(c)  Changes in pipeline throughput at Fort Union did not have a material impact on gross margin because Fort Union received payments for additional volumes under long-term contractual commitments in each of the periods indicated.
(d)  For year ended December 31, 2011, the volume has been recast from 110,827 MMBtu/d, as previously stated, to show daily flow averaged over the 365 days instead of the 153 days of physical flow.

(e) For the year ended December 31, 2011, the volume has been recast from 4,597 Bbls/d, as previously stated, to show daily flow averaged over the 365 days instead of the 149 days of physical flow.

(4)
Rocky Mountains segment gross margin includes results from producer services, including volumes purchased for resale, volumes gathered under firm capacity gathering agreements with Fort Union, volumes transported using Copano’s firm capacity agreements with Wyoming Interstate Gas Company and compressor rental services provided to Bighorn.

(5)	Corporate and other includes results attributable to Copano’s commodity risk management activities.

(6)	Plant inlet volumes and NGLs produced represent total volumes processed and produced by the Texas segment at all plants, including plants owned by the Texas segment and plants owned by third parties.

(7)
“Service throughput” means the volume of natural gas delivered to Copano’s 100%-owned processing plants by third-party pipelines plus Copano’s “pipeline throughput,” which is the volume of natural gas transported or gathered through Copano’s pipelines.

(8)
Volumes for the three months and year ended December 31, 2011 have been recast from the following results to reflect daily flow averaged over the 92 and 365 day periods instead of the actual days of physical flow.

	Three Months Ended December 31, 2011	Year Ended December 31, 2011
Texas
Service throughput (MMBtu/d)	844,469	795,497
Plant inlet volumes (MMBtu/d)	803,282	758,588
NGLs produced (Bbls/d)	33,951	29,147
Oklahoma
Service throughput (MMBtu/d)	N/A	291,532
Plant inlet volumes (MMBtu/d)	N/A	160,406

(9)
Plant inlet volumes and NGLs produced represent total volumes processed and produced by the Oklahoma segment at all plants, including plants owned by the Oklahoma segment and plants owned by third parties.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
UNAUDITED NON-GAAP FINANCIAL MEASURES

		Three Months Ended December 31,		Three Months Ended September 30, 2012	Year Ended December 31,
		2012	2011		2012	2011
		(In thousands)
Reconciliation of total segment gross margin to operating (loss) income:
Operating (loss) income		$(28,645)	$20,302	$43,185	$(82,614)	$(89,450)
Add:	Operations and maintenance expenses	21,772	18,373	19,242	77,943	65,326
	Depreciation and amortization	19,695	18,013	19,259	77,104	69,156
	Impairment	742	3,409	-	29,486	8,409
	General and administrative expenses	11,709	14,150	13,697	50,648	48,680
	Taxes other than income	1,933	1,101	1,983	7,392	5,130
	Equity in loss (earnings) from unconsolidated affiliates	47,355	(13,257)	(12,558)	137,088	145,324
	Gain on sale of operating assets	(225)	-	(9,716)	(9,941)	-
Total segment gross margin		$74,336	$62,091	$75,092	$287,106	$252,575

Reconciliation of EBITDA, adjusted EBITDA and total distributable cash flow to net (loss) income:
Net (loss) income		$(41,342)	$7,253	$28,925	$(138,970)	$(156,312)
Add:	Depreciation and amortization	19,695	18,013	19,259	77,104	69,156
	Interest and other financing costs	12,441	12,737	13,797	55,264	47,187
	Provision for income taxes	272	341	474	1,678	1,502
EBITDA		(8,934)	38,344	62,455	(4,924)	(38,467)
Add:	Amortization of commodity derivative options	5,755	7,448	5,924	21,757	29,517
	Distributions from unconsolidated affiliates	12,967	15,142	11,994	47,475	35,471
	Loss on refinancing of unsecured debt	-	-	-	-	18,233
	Equity-based compensation	2,999	4,081	3,223	10,574	13,265
	Equity in loss (earnings) from unconsolidated affiliates	47,355	(13,257)	(12,558)	137,088	145,324
	Unrealized loss (gain) from commodity risk management activities	1,485	2,145	2,583	(333)	(550)
	Impairment	742	3,409	-	29,486	8,409
	Other non-cash operating items	(1,433)	390	(591)	1,461	118
Adjusted EBITDA		60,936	57,702	73,030	242,584	211,320
Less:	Cash interest and other financing costs	(11,652)	(12,772)	(13,745)	(54,178)	(46,395)
	Provision for income taxes and other	(217)	(278)	(419)	(1,383)	(1,207)
	Maintenance capital expenditures	(2,869)	(2,379)	(1,743)	(10,853)	(13,490)
Total distributable cash flow (1)		$46,198	$42,273	$57,123	$176,170	$150,228

Actual quarterly distribution		$46,108	$42,064
Total distributable cash flow coverage		100%	101%

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(1) Prior to any retained cash reserves established by Copano's Board of Directors.